EXHIBIT 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

September 1, 2004

National-Oilwell, Inc.
10000 Richmond
Houston, Texas 77042

     We have acted as counsel for National-Oilwell, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 3,900,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issuable upon exercise of options previously granted and unexercised or to be granted under the 1996 Stock Award and Long-Term Incentive Stock Plan (the “Plan”).

     In connection with the foregoing, we have examined or are familiar with the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plans and related stock option agreements, will be validly issued and fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.